   As filed with the Securities and Exchange Commission on January 22, 1997
                                          Registration No. 333-_________________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                               JAMESON INNS, INC.
        (Exact name of registrant as specified in governing instruments)

                 GEORGIA                                     58-2079583
                                                       ------------------------
(State or other jurisdiction of organization)          I.R.S. Employer I.D. No.

                      8 PERIMETER CENTER EAST - SUITE 8050
                           ATLANTA, GEORGIA 30346-1603
                                 (770) 901-9020
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                THOMAS W. KITCHIN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                               JAMESON INNS, INC.
                      8 PERIMETER CENTER EAST - SUITE 8050
                           ATLANTA, GEORGIA 30346-1603
                                 (770) 901-9020
                      (Name, address of agent for service)

                               ------------------
                                   COPIES TO:

       LYNNWOOD R. MOORE, JR., ESQUIRE                JAY L. BERNSTEIN, ESQUIRE
CONNER & WINTERS, A PROFESSIONAL CORPORATION               ROGERS & WELLS
           2400 FIRST PLACE TOWER                          200 PARK AVENUE
            TULSA, OKLAHOMA 74103                     NEW YORK, NEW YORK 10166
               (918) 586-5711                              (212) 878-8000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_| ________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                           ---------------------------

                                                   CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                    Proposed
                                                                     Maximum              Proposed
                                               Amount               Offering              Maximum
         TITLE OF SECURITIES                   to be                Price Per            Aggregate                Amount of
         BEING REGISTERED(1)                 Registered             Share(3)           Offering Price        Registration Fee (4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value.........           (2)                   100%                  (2)                      --
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Warrants................           (2)                   100%                  (2)                      --
----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $1.00 par value.....           (2)                   100%                  (2)                      --
----------------------------------------------------------------------------------------------------------------------------------
Total................................     $100,000,000(2)             100%             $ 100,000,000              $30,304.00
==================================================================================================================================

(1) This Registration Statement also covers delayed delivery contracts that may be issued by the Registrant under which the party purchasing such contract may be required to purchase Common Stock, Common Stock Warrants or Preferred Stock, including shares of Common Stock issuable upon the exercise of Common Stock Warrants and upon conversion of shares of Preferred Stock ("Offered Securities"). Such contracts may be required to purchase Offered Securities. Such contracts may be issued together with the specific Offered Securities to which they relate. In addition, Offered Securities registered hereunder may be sold either separately or as units comprising more than one type of Offered Security registered hereunder.
(2) In no event will the aggregate initial price of Offered Securities registered hereunder exceed $100,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.
(3)      Estimated solely for purposes of calculating the registration fee.
(4) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME

EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED _____, 1997
PROSPECTUS
                                  $100,000,000

                               JAMESON INNS, INC.
             COMMON STOCK, COMMON STOCK WARRANTS AND PREFERRED STOCK


         Jameson Inns, Inc. (the "Company") may from time to time offer in one or more series (i) shares of its common stock, par value $.10 per share (the "Common Stock"), (ii) warrants to purchase Common Stock (the "Common Stock Warrants"), and (iii) shares or fractional shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), with an aggregate public offering price of up to $100,000,000 (or the equivalent thereof in foreign currencies or currency units). The Common Stock, Common Stock Warrants and Preferred Stock (the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

         The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, the number of shares and the public offering price; (ii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; and (iii) in the case of Preferred Stock, the specific number of shares, designation, any distribution, dividend, liquidation, redemption, conversion, voting and other rights and any initial public offering price. In addition, such specific terms of the Offered Securities may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

         The applicable Prospectus Supplement will also contain information, where applicable, about all material federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

         The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any designated agents or underwriters are involved in the sale of any Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            -----------------------

SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            -----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

         THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            -----------------------
              The date of this Prospectus is              , 1997

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's Registration Statement on Form S-3 (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. The Common Stock is listed on The Nasdaq Stock Market and such reports, proxy and information statements and other information concerning the Company can be inspected and copied at The Nasdaq Stock Market, 1725 K Street, N.W., Washington, D.C. 20006-1506.

         This Prospectus constitutes a part of the Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission (Commission File No. 0-23256) and are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1996; and

         3. The Company's Registration Statement on Form 8-A, dated January 18, 1994, which contains a description of the Common Stock, including any amendment or report filed for the purposes of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents.

         Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Prospectus incorporates). Requests should be directed to the Company at 8 Perimeter Center East - Suite 8050, Atlanta, Georgia 30346-1603, Attention: Investor Relations, (770) 901-9020.

                                   THE COMPANY

         The Company, a Georgia corporation, was formed in 1988 by Thomas W. Kitchin for the purpose of developing and owning limited service hotel properties ("Inns"). The Company is a self-administered REIT which develops and owns Inns operating in the southeastern United State under the trademark "The Jameson Inn(R)." The Company became a public company upon consummation of its initial public Common Stock offering in February 1994.

         The Company's growth strategy is to enhance shareholder value by increasing funds from operations and cash available for distribution by developing additional Inns, expanding existing Inns and participating in increased room revenues generated through operation of the Inns by Jameson Operating Company (the "Operator") pursuant to the master lease (the "Lease") between the Company and the Operator. New Inns are expected to be constructed by Jameson Development Company, LLC.

         In order to maintain its status as a REIT, the Company is precluded from operating the Inns. Therefore, all of the existing Inns are, and the Company expects that all future Inns developed by the Company during the Lease term will be, leased to and operated by the Operator which is responsible for the day-to-day management, operation and marketing of the Inns. Under the Lease, the Company receives a fixed base rent per Inn room ("Base Rent") and, if applicable, percentage rent ("Percentage Rent') based on room revenues from the Inns.

         The officers and employees of the Company are also officers and employees of the Operator and are compensated directly by Kitchin Investments, Inc. ("KI"), which also directly pays the Company's overhead costs. Under the terms of an agreement between the Company and KI (the "Cost Reimbursement Agreement"), the Company reimburses KI for employee compensation and general and administrative overhead costs attributable to the Company. KI is owned by Thomas
W. Kitchin, Chairman, President and Chief Executive Officer of the Company. Jameson Construction Company, which is wholly owned by KI, and its successor, Jameson Development Company LLC (the "Contractor"), which is owned by Mr. Kitchin and his wife, have acted as general contractor with respect to all except two of the existing Inns and Inn expansions pursuant to construction agreements ("Construction Agreements") covering one or more Inns or Inn expansions. The Company expects that the Contractor will continue to act as contractor for future Inns and Inn expansions in the future.


                                 USE OF PROCEEDS

         Except as otherwise provided in the applicable Prospectus Supplement, the Company intends to use the net proceeds from any sale of the Offered Securities for working capital and for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of the Company's business.

                       RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth the Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1996 and for each of the last five fiscal years. With respect to periods prior to December 31, 1993, the Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends reflect the operating results from the businesses previously conducted by the Company and its affiliates and predecessors.

                                                                                                                       Nine Months
                                                                                                                          Ended
                                                                      Year Ended December 31,                         September 30,
                                                     --------------------------------------------------------         -------------
                                                     1991          1992         1993         1994        1995              1996
                                                     ----          ----         ----         ----        ----              ----
Ratio of earnings to combined fixed
  charges and preferred stock dividends(2)          .64(1)        .77(1)       .87(1)        3.16        1.37              2.75

--------------------------
(1) Earnings were inadequate to cover fixed charges by $530,678 in 1991, $369,283 in 1992 and $216,551 in 1993. These deficiencies occurred in years prior to the Company's business recapitalization on December 31, 1993.

(2) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income (loss) before extraordinary items. Fixed charges consist of interest costs whether expensed or capitalized, amortization of debt discounts and issue costs whether expensed or capitalized and preferred stock dividends in applicable periods. The Company paid preferred stock dividends in 1991, 1992, 1993 and 1995.


RISK FACTORS

         In evaluating an investment in the Offered Securities, prospective investors should carefully consider the following risk factors in addition to the other information in this Prospectus and any applicable Prospectus Supplement.

RISKS OF AN INVESTMENT IN THE COMPANY

         The following Risk Factors describe matters which may specifically affect an investment in the Company.

     Risks of Rapid Expansion

         The Company's growth strategy contemplates a rapid and continuous development of new Inns and expansions of existing Inns. The successful implementation of this strategy is dependent on numerous factors, including those unique to the Company and those generally associated with overall hotel, real estate and general economic conditions. Those risk factors specific to the Company include its ability (i) to secure construction and permanent financing to finance such development on terms and conditions favorable to the Company since the Company plans to borrow 100% of the costs of developing new Inns and expanding existing Inns, (ii) to assess accurately the market demand for new Inns and expansions of existing Inns, (iii) to identify and purchase new sites which meet its various criteria, including reasonable land prices, (iv) to contract for the construction of new Inns and expansions in a manner which produces Inns consistent with its present quality and standards at a reasonable cost and without significant delays, and (v) to manage its business in a cost-effective manner given the increase in the number of Inns. In addition, risk factors affecting the profitable ownership of any Inn include the Operator's ability to manage the Inns and to attract, develop and retain the personnel, procedures and practices necessary to generate the Room Revenues (as defined in the following sentence) which the Company anticipates will result from development and expansions of Inns. Room Revenues includes in accordance with the Lease all gross rentals from Inn rooms, telephone, vending and other miscellaneous income and excludes all credits, rebates and refunds, sales taxes and other excise taxes.

         No assurance can be given that some or all of the factors discussed above will not preclude or at least delay the development of new Inns and the expansion of existing Inns, or that the terms of financing available to the Company or the operating results of any new or expanded Inns will not actually have a negative economic effect on the Company and reduce the amount of Cash Available for Distribution, calculated as described in the following sentence. Cash Available for Distribution is calculated, in the Company's case, as Funds from Operations (as defined by NARETT and further interpreted by it in February
1995) plus non-cash expenses (stock compensation and loan fee amortization), less 4% of Room Revenues for the replacement and refurbishment of furniture, fixtures and equipment since July 1, 1995, less loan principal repayments.

     Conflicts of Interest

         In addition to his positions with and stock ownership interest in the Company, Thomas W. Kitchin, the Chairman, President and Chief Executive Officer of the Company, is the 9.9% beneficial owner of the Operator, the sole owner of KI and the owner of the Contractor. Steven A. Curlee, General Counsel and Secretary of the Company, beneficially owns the remaining 90.1% of the Operator. The Company does not own any interest in the Operator, the Contractor or KI. As a result of Mr. Kitchin's positions with and ownership interests in the various entities, there are inherent conflicts of interest in connection with the development of additional Inns and expansion of existing Inns by the Company and in the Company's dealings with (i) the Operator under the Lease, (ii) the Contractor under the Construction Agreements, and (iii) KI with respect to allocation and payment of overhead expenses under the Cost Reimbursement Agreement. In that regard, the Lease, the form of the Construction Agreement and the Cost Reimbursement Agreement were not negotiated on an arm's-length basis. The Company believes, however, that the terms and conditions of the Lease, the Construction Agreements and the Cost Reimbursement Agreement are fair to the Company, and each was approved by the directors of the Company who are not officers or members of management of the Company and who are not affiliates in any way with the Operator or the Contractor ("Independent Directors").

         The Company expects that all future Inns developed by the Company during the term of the Lease will be added to the Lease, that most if not all future Inns and Inn expansions will be constructed by the Contractor pursuant to Construction Agreements and that KI will continue to pay the Company's salaries and other administrative overhead, subject to reimbursement thereof by the Company under the Cost Reimbursement Agreement. In an effort, however, to reduce conflicts of interest inherent in Mr. Kitchin's relationships with the various entities, each transaction or arrangement involving the Company and the Operator or the Contractor, or any affiliate of either entity, has been and will be subject to approval by a majority of the Independent Directors. Further, the Operator has agreed that neither it nor any of its affiliates will (i) operate or manage a hotel property in which the Company has not invested that is within a 20-mile radius of an Inn, or (ii) own or have any interest in any hotel property in which the Company or an affiliate does not have an interest. In addition, Mr. Kitchin is prohibited under the terms of his employment agreement with the Company from owning, managing or operating, directly or indirectly, any hotel property other than the Inns during the term of his employment or, subject to certain conditions, any hotel property within a 20-mile radius of an Inn for two years following such employment.

     Exclusive Dependence on the Operator for Lease Revenues

         Certain rules relating to the qualification of REITs prohibit the Company from operating the Inns. To comply with these rules, the Company has leased the Inns to the Operator. Although not required by the applicable Internal Revenue Code rules and regulations, the Company chose to lease all of the Inns to the Operator rather than to one or more independent hotel management companies. By virtue of this arrangement, the Company is exclusively dependent on the Operator for Lease revenues, and is further dependent on the Operator's ability to generate sufficient cash flow from the operation of the Inns to enable the Operator to meet both the Base Rent and Percentage Rent payments. The obligations of the Operator under the Lease are unsecured. The Operator has only nominal assets other than its rights under the Lease, and, as a result, has very limited resources to perform certain of its financial obligations under the Lease, including fulfilling its obligation to indemnify the Company against various claims, damages and losses and, if Room Revenues from the Inns decrease substantially or new Inns take longer than expected to reach break-even operations, making payments of Base Rent.

         In addition, under the Lease, the Operator controls the daily operations of the Inns and the Company has no ability to participate in those decisions. Thus, even if the Inns were being managed inefficiently or in a manner which failed to maximize the amount of Percentage Rent the Company receives, the Company would be unable to require a change in Inn operating procedures. Under the Lease, the Company is limited to seeking redress only if the Operator violates the Lease terms, and then only to the extent of the remedies set forth therein. Such remedies include the Company's ability to terminate the Lease upon certain limited events of default, including the Operator's failure to pay Base Rent.

     Need for Additional Debt Financing and Related Risks

         The Company intends to borrow 100% of the funds required to finance the development of new Inns and expansion of existing Inns. There is no assurance that the Company will be able to obtain such financing. In addition, the Company may borrow additional funds in the future and/or issue corporate debt securities in public or private offerings and may need to maintain borrowing capacity to fulfill its commitment regarding funds required to be available for payment of the costs of replacement and refurbishment of furniture, fixtures and equipment of the Inns. There can be no assurance that the Company will be able to continue to meet its debt service obligations, and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Inns, to foreclosure. Because of the current relative unavailability and high cost of fixed interest rate long-term financing, it is anticipated that any future borrowings by the Company will be at interest rates which adjust with certain indices. Therefore, the Company's cost of financing will vary subject to events beyond the Company's control. Adverse economic conditions could result in higher interest rates which would increase debt service requirements on floating rate debt and could reduce Cash Available for Distribution. Adverse economic conditions could cause the terms on which borrowings are available to the Company to be unfavorable. In such circumstances, if the Company were in need of capital to repay indebtedness, it could be required to liquidate one or more investments in the Inns at times which might not permit realization of the maximum return on such investments.

         Current loan agreements provide for cross-collateralization and cross-default with respect to the Company's debt, and future loan agreements will likely contain similar provisions. The result of a cross-default provision is that a default by the Company in its payment or other obligations with respect to one loan or one Inn will result in a default with respect to all loans. The result of cross-collateralization is that all Inns effectively secure repayment of all of the Company's loans and a default on one loan creates a default with respect to other loans. In general, cross-collateralization and cross-default provisions in the Company's loans may place the Company's assets at a greater risk of foreclosure.

         The foreclosure of a mortgage on an Inn could have material adverse tax effects on the Company. In the event a mortgage lender were to foreclose on an Inn to enforce its lien in satisfaction of non-recourse debt, the Company might be required to recognize income. If the amount of the debt discharged exceeded the Inn's fair market value, the amount of debt discharge income to be recognized would be equal to the excess of the amount of such debt over the fair market value of the Inn. In addition, the Company would recognize a capital gain to the extent, if any, that the fair market value of the Inn exceeded its basis. The debt discharge income would be subject to the 95% distribution requirement described below in "Federal Income Tax Considerations--Annual Distribution Requirements."

         Also, if the Company's debt service obligations continue to be based on 15- to 20-year amortizations, the portion of the Company's cash flow necessary to make principal payments on obligations to finance future Inns may exceed the cost recovery deductions, which are based on 39-year useful lives, available with respect to such Inns for federal income tax purposes. As a result, the Company's cash available for distribution to its shareholders may not be adequate to allow distribution of 95% of the Company's taxable income. The Company might be forced to borrow to fund such distribution. If the Company were unable to obtain financing, and as a result did not make the requisite distribution, the Company's status as a REIT would be jeopardized.

         Finally, the Company currently has a policy of limiting its outstanding indebtedness to 65% of the aggregate appraised value of the Inns; however, the Company's organizational documents do not limit the amount of indebtedness that the Company may incur. Accordingly, the Board of Directors of the Company could change the current policies of the Company and the Company could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and in an increase in debt service requirements. Such an increase could adversely affect the financial condition and results of operations of the Company, the Company's ability to make dividend distributions to its shareholders and could, as a result, jeopardize the Company's status as a REIT. See "Federal Income Tax Considerations--Annual Distribution Requirements."

     Lack of Industry Diversification, Concentration of Inns in Southeastern United States

         The Company currently invests only in Inns and intends to continue similarly to limit its investments in the future. As a result, an investment in the Company carries with it the risks of an investment concentrated in a single industry and in a single narrow segment of that industry. In addition, all currently operating Inns are located in the Southeastern United States and for the foreseeable future the Company will continue to restrict development of new Inns to that region of the country. This concentration of the Company's investments in a narrow segment of a single industry and in a single geographic region makes the Company more vulnerable to adverse effects of regional occurrences such as regional economic recessions, seasonal factors and natural disasters. Any such occurrence could have a more significant effect on operation of the Inns, and, therefore, on Lease revenues and Cash Available for Distribution than if the Company's investments were more economically and geographically diverse.

     Reliance on Current Management

         Although the Company's management team includes individuals with substantial experience in operating, managing, developing and acquiring Inns and other hotel and real estate properties, the Company has relied and will continue to rely for strategic business direction upon the services and expertise of Thomas W. Kitchin, Chairman, President and Chief Executive Officer of the Company. In addition, certain of the Company's loan agreements provide for a default upon a change of management. The occurrence of any event which would cause the Company to lose the services of Mr. Kitchin could have a material adverse effect on the Company. The Company has purchased a $1.0 million key-man life insurance policy covering Mr. Kitchin. There is no assurance, however, that the Company will continue to maintain such insurance policy in effect or that any proceeds thereof would be sufficient to compensate the Company for the loss of Mr. Kitchin's services.

    Potential Increases in Outstanding Shares

         The Company maintains certain stock option and stock grant plans to provide incentive compensation to its directors, officers and key employees and to those of the Operator (the "Stock Plans"). The availability for resale of shares of Common Stock issued or issuable under the Stock Plans may depress the market price of the Common Stock. In addition, to the extent stock options and other incentive awards which may be granted under the Stock Plans vest and are exercised at prices below the net book value of the Common Stock, the issuance of shares of Common Stock resulting therefrom will cause an immediate dilution of the interests of other shareholders in the Company.

     Effect of Market Interest Rates on Price of Common Stock; Trading Volume

         One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the price paid for shares of Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates may result in higher yields on other financial instruments, which could adversely affect the market price of the Common Stock. In addition, the trading volume of equity interests in REITs is generally not as high as in equity interests in other entities. Accordingly, the trading volume of shares of Common Stock may be adversely affected by the Company's status as a REIT, thereby reducing the liquidity of an investment in the Company.

     Certain Antitakeover Provisions

         Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and amended Bylaws (as amended, the "Bylaws") may have the effect of discouraging a third party from making an acquisition proposal for the Company without the approval of the Board of Directors and may thereby inhibit a change in control of the Company under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then prevailing market prices. For example, the Board of

Directors of the Company has three classes of Directors with staggered terms of office. Directors for each class have been elected for a three-year term upon the expiration of the then current class' term. The staggered terms of Directors may affect the shareholders' ability to change control of the Company even if a change of control were in the shareholders' interest. In addition, to comply with the various restrictions imposed on REITs, the Articles of Incorporation contain a provision limiting the amount of voting stock of the Company which a stockholder or group of stockholders may own (the "Ownership Limit Provision"). Such limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

         The Articles of Incorporation authorize the Board of Directors to issue up to 100,000 shares of Preferred Stock, par value, $1.00 per share, and to establish the preferences and rights of any shares so issued. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with distribution, dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of shares of Common Stock. Through February 3, 1999, however, any issuance of Preferred Stock is subject to approval of a majority of the Company's Independent Directors. Issuance of Preferred Stock could have the effect of delaying or preventing a change of control of the Company even if a change of control were in the shareholders' interest. No shares of Preferred Stock are currently outstanding.

     Possibility that Changes in Investment and Financing Policies May Adversely Affect Financial Condition or Results of Operations

         The Board of Directors determines the investment and financing policies of the Company and its policies with respect to certain other activities, including growth, debt capitalization, distributions, operating policies and the Company's qualification as a REIT. Among other things, the Board of Directors could make financing decisions which could result in the creation of interests in the Company and/or the Inns with priority over the interests of the shareholders, and/or make equity investments in concerns with debt superior to the Company's equity interest. The Board of Directors has no present intention to amend or revise these policies. However, except with respect to the Company's qualification as a REIT, the Board of Directors may do so at any time without the approval of the shareholders. Any decision by the Board of Directors to relinquish the Company's status as a REIT is subject to the approval of a majority of the voting stock of the Company present at a meeting of the Company's shareholders. A change in these policies could adversely affect the Company's financial condition or results of operations.

RISKS OF HOTEL INVESTMENTS

         The following Risk Factors are descriptions of risks associated with investments in lodging properties such as the Inns.

     General Factors Affecting Investments in Hotels; Effect of Economic and Real Estate Conditions

         The Company's ownership of the Inns is subject to varying degrees of risk generally incident to the ownership and operation of real property and, in particular, hotels. Such ownership may be adversely affected by a number of factors, including the national, regional or local economic climate (which may be adversely impacted by plant closings, industry slowdowns, inflation and other factors); local lodging market conditions (such as an oversupply of guest rooms); perceptions by travelers of the safety, convenience and attractiveness of the Inns; the willingness and ability of the Operator to provide capable management and adequate maintenance; changes in governmental regulations, zoning or tax laws; operating cost increases; labor problems; potential environmental or other legal liabilities; and changes in interest rate levels. Although the Company does not operate the Inns, the impact of these factors on the Operator's ability to manage the Inns profitably may affect not only the Inn's value, but Room Revenues from the Inns and, therefore, rental payments under the Lease and the amount of the Company's distributions to its shareholders.

    Competition

         There are numerous hotels, including those that are part of major chains with substantial advertising budgets, national reservation systems, marketing programs and greater name recognition than the Company, that compete with the Inns in attracting travelers. In addition, the Inns are generally located in smaller communities where the entry of even one additional competitor into the market may materially affect the financial performance of the Inn in that community. Also, to the extent the Company builds new Inns in larger communities, the Operator may encounter additional and stronger competition. Increased competition could adversely affect the Operator's ability to make Lease payments to the Company.

     Renovation and Refurbishment Costs

         Hotels in general, including the Inns, have an ongoing need for renovation and refurbishment. The Company seeks to control such costs through the construction of new Inns rather than the purchase and renovation of existing hotel properties. Nonetheless, the Inns require periodic replacement of furniture, fixtures and equipment and the Lease requires that the Company pay the costs of such refurbishment. The Company has adopted a policy of maintaining sufficient cash or available borrowings to fund expenditures for replacement and refurbishment of furniture, fixtures and equipment for the Inns up to an amount equal to 4% of the Operator's total aggregate room revenues since July 1, 1995, less the amounts actually expended since that date. While management believes that such amount is adequate to support proper refurbishment of the Inns, the actual amounts necessary to pay such costs could exceed the Company's estimate. In such case, expenditure of additional funds for furniture, fixtures and equipment could have an adverse effect on the Company's ability to make the full amount of expected distributions to shareholders.

     Uninsured and Underinsured Losses

         The ownership of hotel properties by its nature presents risks of liability resulting from injuries to guests and resulting litigation. Under the terms of the Lease, the Company carries comprehensive liability, fire, extended coverage, rental loss and business interruption insurance covering all of the Inns with policy specifications and insured limits customarily carried for similar properties. However, no assurance can be given that such insurance coverage will be sufficient to fully protect the business and assets of the Company from all claims or liabilities, including environmental liabilities, or that the Company will be able to obtain additional insurance at commercially reasonable rates. In the event losses or claims are beyond the limits or scope of the Company's insurance coverage, the Company's business and assets could be materially adversely affected. In addition, certain types of losses (such as certain environmental liabilities) are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the Inn(s), as well as anticipated future revenues from the Inn(s), while remaining obligated for any mortgage indebtedness or other financial obligations related to the Inn(s). Any such loss could have a material adverse effect on the Company's financial condition and results of operations.

     Americans with Disabilities Act

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. The Company believes that all existing Inns are substantially in compliance with these requirements and intends to construct future Inns in accordance with such requirements as well. In 1993, the Company engaged a disabilities consultant to make recommendations to the Company regarding the Inns' compliance with the ADA. The consultant submitted a report recommending a number of improvements for access to and use by disabled persons with respect to certain of the Inns then in operation, which improvements were made. In addition to remedial costs, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's ability to make expected distributions to its shareholders could be adversely affected.

     Seasonality

         The hotel industry is seasonal in nature. Hotel revenues are generally greater in the second and third calendar quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's Lease revenues.

RISKS OF REAL ESTATE INVESTMENTS

         The following Risks Factors describe certain risks generally incident to an investment in real estate.

     Illiquidity of Investments

         Equity real estate investments, including the Company's investments in the Inns, are relatively illiquid. The illiquidity of the Company's investment in the Inns is further increased by their location in smaller communities. As a result, the ability of the Company to sell or otherwise dispose of any Inn in response to changes in economic or other conditions may be limited.

     Environmental Matters

         Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate such property, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. While the Company has not incurred any such costs in connection with its ownership of the Inns, the Company may be potentially liable for such costs. The Company generally develops Inns in areas where the historical use of the land is well known and often agricultural. Management is not aware of any potential material liability or claims for which the Company may be responsible. However, no assurances can be given that (i) there are no material claims or liabilities related to real property ownership by the Company; (ii) future laws, ordinances or regulations will not impose any material environmental liability on the Company; and (iii) the current environmental condition of the Inns will not be affected by operation of the Inns, by the condition of properties in the vicinity of the Inns (such as the presence of underground storage tanks) or by third parties. Under the terms of the Lease, the Company indemnifies the Operator against environmental liabilities, except those caused by the acts or negligent failures of the Operator. In addition, the Lease provides that the Operator will indemnify the Company against environmental liabilities caused by the Operator's acts or negligent failures, although the Operator's financial condition may limit the value of such indemnity and, in any event, such indemnity will not apply to or protect the Company against past unknown violations and related liabilities.

TAX RISKS

  Inability to Qualify as a Real Estate Investment Trust

         The Company believes that it has qualified as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code") since January 1, 1994, and intends to continue to operate so as to qualify in the future. Although the Company currently operates in a manner consistent with its qualification as a REIT, no assurances can be given that the Company has qualified or will remain qualified as a REIT. Qualification as a REIT involves the adherence to requirements set forth in complex Code provisions and income tax regulations promulgated under the Code (the "Treasury Regulations"), for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "Federal Income Tax Considerations."

         If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income for federal income tax purposes and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's shareholders could be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to enable it to continue to qualify as a REIT, it is possible that future economic, market, legal or other considerations may cause the Company's Board of Directors, with the consent of holders of a majority of the Company's voting stock present and voting at a meeting, to revoke the REIT election. See "Federal Income Tax Considerations."

  Distributions to Shareholders; Potential Requirement to Borrow

         To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to tax on its undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary net income plus 95% of its capital gain net income for the calendar year.

         The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid or minimize income taxes and the nondeductible excise tax. The Company's income and cash flow will consist primarily of the rents received under the Lease. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds, if such borrowings were available to the Company, in order to avoid adverse tax consequences, even if management believed that then prevailing market conditions were not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company will provide each shareholder with an annual statement indicating the tax character of the distributions.

         Distributions by the Company are determined by the Company's Board of Directors and will be dependent on a number of factors, including the amount of Cash Available for Distribution, the Company's financial condition, any decision to reinvest rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. Accordingly, there is no assurance that the Company will be able to maintain its expected distribution rate. See "Federal Income Tax Considerations--Requirements for Qualification" and "--Annual Distribution Requirements."

  Ownership Limit Necessary to Maintain REIT Qualification

         Not more than 50% in value of a REIT's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code also to include certain entities) after its first taxable year as a REIT. Therefore, the Company's Articles of Incorporation prohibit ownership (directly or indirectly within the limitations of the attribution rules of the Code) of more than the applicable ownership limit as set forth in the Articles of Incorporation by any shareholder, subject to adjustment as described below.

         Any transfer of shares that would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio and the intended transferee of such shares will be deemed never to have had an interest in such shares or such shares will have limited rights and will be subject to redemption by the Company. Further, if, in the opinion of the Board of Directors, a proposed transfer of shares may jeopardize the qualification of the Company as a REIT under the Code, the Board of Directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee.

  Taxation of Non-U.S. Shareholders

         The Company will withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of income items described in Code Section 1441 (excluding, generally, amounts which constitute a return of capital) made to a non-U.S. shareholder unless (i) a lower treaty rate applies or (ii) the non-U.S. shareholder files the appropriate IRS form with the Company claiming that the distribution is "effectively connected" income within the meaning of Section 871 of the Code. See "Federal Income Tax Considerations--Taxation of Non-U.S. Shareholders."

  Built-In Gain

         The adjusted tax basis of the Company in each of the 14 Inns acquired by the Company at the time of its IPO and its election to be taxed as a REIT was substantially below the fair market value of each of such Inns based on the appraisals obtained in connection with such offering. Consequently, if the Company were to sell one of such Inns before December 31, 2003, the Company would realize a significant amount of "Built-In Gain" which would be taxable to the Company without deduction for any amount distributed to the Company's shareholders from the sale proceeds and the amount of the gain realized (after payment of the tax) would be included in the gross income of the Company for purposes of the annual distribution requirements for qualification as a REIT. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

                 ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

         Shareholders' rights and related matters are governed by the Company's Articles of Incorporation and its Bylaws. As used in this discussion, the term "Voting Stock" means outstanding shares of the Company's capital stock which are entitled to vote in the election of directors, voting together as a single class. Certain provisions of the Articles of Incorporation and Bylaws of the Company, which are summarized below, may make it more difficult to change the composition of the Company's Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

MAJORITY VOTING REQUIREMENT

         The Company's Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the Voting Stock, voting as a single voting group. The Company's Bylaws may be amended by either the affirmative vote of a majority of all Voting Stock, voting as a single group, or by an affirmative vote of a majority of the Company's directors then holding office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Company's Board of Directors.

SPECIAL MEETINGS

         The Articles of Incorporation and the Bylaws provide that, subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, shareholder action can be taken at an annual or special meeting of shareholders or by written consent. Shareholders holding 25% or more of the Voting Stock entitled to vote on any issue to be considered at a proposed special meeting may call a special meeting of shareholders.

STAGGERED BOARD OF DIRECTORS

         The Articles of Incorporation and the Bylaws provide that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of the Company's management and policies.

         The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of the Company's stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

NUMBER OF DIRECTORS, REMOVAL; FILLING VACANCIES

         The Articles of Incorporation provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed by the Bylaws or pursuant to a resolution passed by the Board of Directors or by holders of at least a majority of the Voting Stock, voting together as a single class. In addition, the Articles of Incorporation and the Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum; provided that vacancies created by an increase by shareholder vote of the number of members of the Board of Directors will be filled by a vote of the holders of a majority of the Voting Stock.

         Under the Georgia Business Corporation Code (the "Georgia Code"), unless the articles of incorporation provide otherwise, directors serving on a classified board may only be removed by the shareholders for cause. The Articles of Incorporation and the Bylaws of the Company provide that, subject to the right of the holders of Preferred Stock to elect additional directors under specified circumstances, directors may be removed for cause upon the affirmative vote of holders of at least a majority of the Voting Stock, voting together as a single class. Directors may be removed without cause upon the affirmative vote of at least 75% of the Voting Stock voting together as a single class.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF DIRECTORS

         The Articles of Incorporation provide that in determining what is in the best interest of the Company, a director of the Company must consider the interests of the shareholders of the Company and, in his or her discretion, may consider (i) the interests of the Company's employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and societal interests and (iv) the long-term as well as short-term interests of the Company and its shareholders, including the possibility that these interests may be best served by the continued independence of the Company. Pursuant to this provision, the Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some or a majority of the Company's shareholders.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

         The Articles of Incorporation authorize the Board of Directors to create and issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm the Board of Directors' authority to issue share purchase rights, which may have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other corporation.

RELINQUISHMENT OF REIT STATUS

         Approval of a majority of the directors and the affirmative vote of a majority of the Voting Stock, voting together as a single class, present at a meeting of shareholders are required before the Company may relinquish its status as a REIT.

LIMITATION OF LIABILITY OF DIRECTORS

         The Company's Articles of Incorporation and Bylaws provide that no officer or director shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as an officer or director, except liability for any appropriation, in violation of the director's duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Georgia Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit. The Articles of Incorporation also provide that if the Georgia Code is amended after adoption thereof to authorize the further elimination or limitation of an officer's or director's liability, then the liability of each officer or director shall be further eliminated or limited in such manner, without further action by the Company's shareholders (unless such amended provisions of the Georgia Code require such further action).

         The Company's Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys' fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company's request, of any other organization. Such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director's monetary liability to the Company or its shareholders. The Bylaws also provide for the advance of expenses with respect to any such action, subject to the officer's or director's written affirmation of his good faith belief that he has met the applicable standard of conduct, and the officer's or director's written agreement to repay any advances if it is determined that he is not entitled to be indemnified. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements will be executed between the Company and each director. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and Bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

         In accordance with the applicable provisions of the Georgia Code, the shareholders of the Company have approved the limitation of liability provision in the Articles of Incorporation and the indemnification provisions of the Bylaws.

         Any indemnification by the Company pursuant to the provisions of the Articles of Incorporation and Bylaws described above will be paid out of the assets of the Company and will not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

                            RESTRICTIONS ON TRANSFER

         For the Company to continue to qualify as a REIT under the Code after January 1, 1995, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to also include certain entities) during the last half of a taxable year, and such stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. These restrictions did not apply to 1994, which was the first taxable year for which the Company's REIT election was effective. In addition, certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations--Requirements for Qualification" and "--Income Tests"). Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted, and the shareholders prior to the IPO have approved, the Ownership Limit Provision (as defined below) of the Articles of Incorporation restricting the acquisition of shares.

         The Ownership Limit Provision provides that, subject to certain exceptions specified in the Articles of Incorporation, Mr. Kitchin cannot own, or be deemed to own by virtue of the attribution provisions of the Code, more than that number of shares which is equal to 20.75% of the outstanding Common Stock or the Related Party Limit (as defined below), American Real Estate Company Ltd. cannot own, directly or indirectly, more than that number of shares which is equal to 9% of the outstanding Common Stock and no other shareholder may own, or similarly be deemed to own, more than 6.75% of the outstanding Common Stock. In addition, since rent from any tenant 10% of which is owned, directly or constructively, by the Company, including an owner of 10% or more of the Company, is not qualifying rent for purposes of the gross income tests under the Code (see "Federal Income Tax Considerations--Taxation of the Company--Income Tests"), the Company's Articles of Incorporation include an additional ownership restriction referred to as the "Related Party Limit." The Related Party Limit provides that any shareholder who owns, or is deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of a 9.9% interest or voting power in the capital stock, net assets or profits of an entity from whom the Company derives gross income cannot own more than 9.9% of the outstanding Common Stock. The Board of Directors has the power to grant a waiver of the Ownership Limit or the Related Party Limit upon application by a shareholder. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit and Related Party Limit will not apply if the Board of Directors and the shareholders of the Company determine that they are no longer in the best interests of the Company to continue to qualify as a REIT. If shares in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the stock.

         Shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or Related Party Limit ("Excess Shares") will be automatically transferred, pursuant to the Articles of Incorporation, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit or Related Party Limit). While the Excess Shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote and they will not be entitled to participate in any distributions made by the Company. The intended transferee-shareholder may, at any time the Excess Shares are held by the Company in trust, transfer the Excess Shares at a price not to exceed the price paid by the intended transferee-shareholder to any individual whose ownership of such Excess Shares would be permitted under the Ownership Limit, at which time the Excess Shares would no longer be Excess Shares. In addition, the Company would have the right, for a period of 90 days during the time the Excess Shares are held by the Company in trust, to purchase all or any portion of the Excess Shares from the intended transferee-shareholder at the lesser of the price paid for the Common Stock by the intended transferee-shareholder and the closing market price for the Common Stock on the date the Company exercises its option to purchase. The 90-day period would commence on the date of the violative transfer of ownership if the intended transferee-shareholder gives notice of the transfer to the Company, or, if no notice is given, the date the Board of Directors determines that a violative transfer of ownership has occurred.

         The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit or Related Party Limit would require an amendment to the Articles of Incorporation. Amendments to the Articles of Incorporation require the affirmative vote of holders owning a majority of the outstanding Voting Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit and Related Party Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

         All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above. All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Stock must file an affidavit with the Company containing the information specified in the Articles of Incorporation within 30 days after January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.


                                  COMMON STOCK

         Under the Articles of Incorporation, the Company is authorized to issue a total of 20,000,000 shares of Common Stock, par value $.10 per share. At December 31, 1996, a total of 7,357,471 shares of Common Stock were issued and outstanding, held by 319 record owners.

         The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or upon the exercise of Common Stock Warrants. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation.

         The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of such shares exclusively possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock issued in the Offering will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

         First Union National Bank of North Carolina, Charlotte, North Carolina, is the transfer agent for the Common Stock.


                              COMMON STOCK WARRANTS

         The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered pursuant to any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and the Common Stock Warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the Prospectus Supplement.

         The applicable Prospectus Supplement will describe the terms of any Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants; (iii) the price or prices at which such Common Stock Warrants will be issued; (iv) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with such other Offered Securities; (vi) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (vii) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain federal income tax considerations relevant to a holder of such Common Stock Warrants; and (xii) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

         Reference is made to the section captioned "Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants. Additionally, the section captioned "Restrictions on Transfer" includes a description of certain restrictions regarding ownership and transfer of the Common Stock.

                                 PREFERRED STOCK

GENERAL

         Under the Articles of Incorporation, the Company is authorized to issue 100,000 shares of Preferred Stock, none of which was outstanding at December 31, 1996.

         The following description of the Preferred Stock sets forth anticipated certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock (which terms be different from those stated below) will be described in the Prospectus Supplement to which such series relates. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Prospectus Supplement and Articles of Incorporation (including the amendment describing the designations, rights and preferences for each series of Preferred Stock) and Bylaws.

         The Board of Directors is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without shareholder approval; however, until November 1998, no Preferred Stock may be issued except with the consent of a majority of the Independent Directors. The Board of Directors may affix and determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

         Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (iii) the dividend or distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provisions for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (x) a discussion of certain federal income tax considerations relevant to a holder of such Preferred Stock; (xi) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xii) any limitation on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and (xiv) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

         Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend or distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity and debt securities which are specifically designated as ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (ii) on a parity with all equity and debt securities issued by the Company the terms of which specifically provide that such equity and debt securities rank senior to the Common Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

DIVIDENDS

         Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

         Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

         Unless otherwise specified in the applicable Prospectus Supplement, if any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend Preferred Stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series.

         When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

         Until required dividends are paid, no dividends (other than on Preferred Stock or other capital stock ranking on a parity to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

         Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Preferred Stock of such series which remains payable.

REDEMPTION

         If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

         The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         So long as any dividends on shares of any series of the Preferred Stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of preferred Stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

         If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of Common Stock, or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

VOTING RIGHTS

         Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

         Any series of Preferred Stock may provide that, so long as any shares of such series of Preferred Stock remain outstanding, the holders of such series may vote as a separate class on certain specified matters, which may include changes in the Company's capitalization, amendments to the Articles of Incorporation, and mergers and dispositions.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon prior notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

         The provisions of a series of Preferred Stock may provide for additional rights, remedies and privileges if dividends on such series are in arrears for specified periods, which rights and privileges will be described in the applicable Prospectus Supplement.

         Under Georgia law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote upon a proposed amendment to the Articles of Incorporation, whether or not entitled to vote thereon by the Articles of Incorporation, if the amendment would alter the contract rights as set forth in the Articles of Incorporation, of their shares of stock.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

         The Preferred Stock is subject to certain restrictions on ownership and transfer described above under "Restrictions on Transfer."



                              PLAN OF DISTRIBUTION

         The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company or other persons that may be deemed affiliates of the Company), through agents or through a combination of any such methods of sale. Any underwriter involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

         The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market, in negotiated transactions, through the writing of Common Stock Warrants or through the issuance of Preferred Stock convertible into Common Stock (whether such Common Stock Warrants or Preferred is listed on a securities exchange or otherwise, or a combination of such methods of distribution, at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Further, the distribution of any Common Stock in one or more special offerings pursuant to a dividend reinvestment plan or other similar plan of the Company may be effected from time to time at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

         Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the Nasdaq National Market System. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the Nasdaq National Market System, subject to official notice of issuance. The Company may elect to list any series of Common Stock Warrants or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

         Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

         In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.



                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material federal income tax considerations regarding the Offering is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

         The Company made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year beginning January 1, 1994. The Company made such election at the time of the filing of its federal income tax return for 1994. The Company believes that commencing with such taxable year, it was organized and has operated in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it has qualified or will operate in a manner so as to remain qualified as a REIT.

         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This discussion is qualified in its entirety by applicable Code provisions,

Treasury Regulations and administrative and judicial interpretations thereof. Conner & Winters, A Professional Corporation ("Conner & Winters") has acted as counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT.

         It is the opinion of Conner & Winters that, commencing with the Company's taxable year beginning January 1, 1994, the Company was organized and has operated in conformity with the requirements for qualification as a REIT and its proposed method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT under current Code provisions. It must be emphasized that the opinion of Conner & Winters is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters which are set forth below as well as representations of the Company concerning its business and properties as set forth elsewhere in this Prospectus. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for federal income tax purposes. Moreover, the Company's qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels, stock ownership requirements and various qualification requirements imposed under the Code and discussed below. No assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see "--Failure to Qualify" below.

         As long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income or excise tax as follows: First, the Company will be taxed at regular corporate rates on its REIT taxable income, which is defined generally as taxable income (subject to certain adjustments), including net capital gains, less dividends to shareholders. Second, the Company will generally be subject to the "alternative minimum tax" if REIT taxable income plus any tax adjustments and preferences is greater than dividends paid to shareholders. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of a trade of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (generally certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% or 95% gross income tests discussed below and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income tests. Sixth, generally, if the Company should fail to distribute to its shareholders during each calendar year an amount equal to its required distribution, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution amount over the amount actually distributed for the year. The amount of required distribution is equal to the sum of (i) 85% of its ordinary income for such year ("REIT taxable income" without regard to the dividends paid deduction or any net capital gain), (ii) 95% of its REIT capital gain net income less any net operating losses incurred by the REIT for such year and (iii) generally the amount, if any, of the required distribution for the previous year over the amount actually distributed for that year as modified by this provision.

         In addition, pursuant to IRS Notice 88-19, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built- In Gain"), such Built-In Gain, which may be reduced by certain net operating loss carryforwards of the Company, will be subject to tax at the highest regular corporate rate, pursuant to regulations that have not yet been promulgated. The Recognition Period began January I, 1994 and will expire December 31, 2003. Further, if the Company acquires any asset from a C corporation in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain, such gain will be subject to tax at the highest regular corporate rate, pursuant to regulations that have not yet been promulgated. The amount of the Company's Built-In-Gain based on the appraisals obtained in connection with its IPO is approximately $8.1 million and will discourage a disposition by the Company of any Inn held at the time of the IPO until after 2003.

         In addition, because the amount of the difference between the fair market value and aggregate adjusted basis of the Company's assets (excluding cash, marketable securities which have not substantially appreciated and cash items such as receivables and government securities) immediately before the date of the closing of the Company's IPO (the "Change Date") exceeded the lesser of $10 million or 15 percent of the fair market value of such assets, such amount was considered to be "net built-in gain." Any Built-In Gain recognized upon the sale or other disposition of any of such assets in a taxable year which includes a part of the five-year recognition period beginning on the Change Date will increase the Limitation by the amount of such Built-In Gain recognized for that taxable year only. Gain recognized on the sale or disposition of any such assets in excess of the Built-In Gain (on an asset-by-asset basis) as of the Change Date will not increase the Limitation. These provisions of Code Section 382 may permit the Company to absorb more (or accelerate the absorption of) pre-Change Date NOL carryforwards.

         REQUIREMENTS FOR QUALIFICATION

         The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); (7) which makes an election to be a REIT and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (8) which uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(9) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has represented that it has met since the closing of the IPO, and currently does meet, all of such definitional requirements.

         INCOME TESTS

         In order for the Company to maintain its qualification as a REIT, it must satisfy three gross income tests annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or qualified temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends and other types of interest and gain from the sale or disposition of stock or securities. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income for each taxable year.

         Rents received by the Company under the Lease will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Therefore, the Percentage Rent provisions of the Lease should not disqualify rental income received from the Operator. Second, the Code provides that rents received from a tenant, directly or indirectly, will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). The Company has represented that it has since the Change Date satisfied and will continue to satisfy this requirement, i.e. the Operator is not a Related Party Tenant (by reason of its adherence to the Ownership Limit and the Related Party Limit). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Applicable Code provisions provide that with respect to each lease, rent attributable to the personal property for the taxable year is that amount which bears the same ratio to total rent as the average of a REIT's adjusted bases of all personal property at the beginning and at the end of each taxable year bears to the average of the REIT's aggregate adjusted bases of all real and personal property at the beginning and at the end of such taxable year. The Company has represented that the resulting rental income attributable to personal property has been since January 1, 1994, and will continue to be less than 15%; however, should the resulting rental income attributable to personal property exceed 15% of all rental income, a portion of the personal property will be sold by the Company to the Operator at the Company's depreciated cost of the property and the lease payments under the Leases will be adjusted accordingly.

         Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the leased property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, the Company may directly perform certain services other than services which are considered rendered to the occupant of the property. The Company has represented that it has not, does not and will not knowingly (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) rent any property to a Related Party Tenant; (iii) lease personal property in connection with the rental of the Inns which would cause the rental income attributable to such personal property to exceed 15% of the amount of total rental income; or (iv) perform services considered to be rendered for the occupants of the Inns other than through an independent contractor.

         Under the Lease, the Operator has leased the land, buildings, improvements, furnishings, and equipment comprising the Inns from the Company for a 10-year term. The Operator pays the Company Total Rent. In order for the Total Rent to constitute "rents from real property," the Lease must be respected as a true lease for federal income tax purposes and not treated as a service contract, joint venture or some other type of arrangement. The determination of whether the Lease is a true lease depends on an analysis of all of the surrounding facts and circumstances.

         In addition, pursuant to Code Section 7701(e), a service contract, partnership agreement, or some other type of arrangement may be treated instead as a lease of property if the contract, agreement or arrangement is properly treated as a lease of property, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the service recipient shares the risk that the property will decline in value, the service recipient shares in any appreciation in the value of the property, the service recipient shares in savings in the property's operating costs, or the service recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the lease,
(v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient and (vi) the contract price under the lease does not substantially exceed the rental value of the property for the term of the lease.

         Under the Lease, (i) the Operator has the right to exclusive possession, use and quiet enjoyment of the Inns during the term of the Lease,
(ii) the Operator bears the cost of, and is responsible for daily maintenance and repair of the Inns, other than the cost of maintaining underground utilities and structural elements (including the roofs) of the improvements, (iii) the Operator dictates how the Inns are operated, maintained, and improved and bears all of the costs and expenses of operating the Inns (including the cost of any inventory used in their operation) during the term of the Lease (other than real and personal property taxes, casualty, liability and other types of insurance and equipment and the maintenance of structural elements, roofs and underground utilities), (iv) the Operator benefits from any savings in the costs of operating the Inns during the term of the Lease, (v) in the event of damage or destruction to an Inn, the Operator is at economic risk because it will be obligated to restore the property to its prior condition and bear all costs of such restoration in excess of any insurance proceeds (except, under certain circumstances, during the last six months of the term of the Lease), (vi) the Operator has indemnified the Company against all liabilities imposed on the Company during the term of the Lease by reason of injury to persons or damage to property occurring at the Inns or due to the Operator's use, management, maintenance or repair of the Inns, and (vii) the Operator is obligated to pay substantial fixed rent for the term of the Lease. In addition, the Company has represented that the Total Rent under the Lease does not substantially exceed the fair rental value of the Inns.

         Pursuant to IRS Revenue Ruling 55-540, if one or more of the following conditions are present, the Lease will instead be considered as a conditional contract for purchase and sale of the Inns: (i) portions of the periodic payments are made specifically applicable to an equity interest in the property to be acquired by the lessee, (ii) the lessee will acquire title upon the payment of a stated amount of "rentals" under the contract which it is required to make, (iii) the total amount which the lessee is required to pay for a relatively short period of use constitutes an inordinately large proportion of the total sum required to be paid to secure the transfer of the title, (iv) the agreed "rental" payments materially exceed the current fair rental value, (v) the property may be acquired under a purchase option at a price which is nominal in relation to the value of the property at the time when the option may be exercised, as determined at the time of entering into the original agreement, or which is a relatively small amount when compared with the total payments which are required to be made and (vi) some portion of the periodic payments is specifically designated as interest or is otherwise readily recognizable as the equivalent of interest.

         Under the Lease, (i) no portion of the Total Rent has been or will be applied to any equity interest in the Inns to be acquired by the Operator, (ii) the Operator has not acquired and will not be acquiring title to the Inns upon the payment of a stated amount of either Base Rent or Percentage Rent, (iii) the Total Rent does not and will not materially exceed the current fair rental value of the Inns (according to the Company's representation), (iv) the Inns may not be acquired by the Operator under a purchase option and (v) no portion of either Base Rent or Percentage Rent has been or will be specifically designated as interest or will be recognizable as the equivalent of interest. Based on a review of the relevant authorities, and such facts and representations of the Company, Conner & Winters is of the opinion that the Lease will be treated as a true lease for federal income tax purposes. As stated above, an opinion of counsel is not binding on the IRS or any court. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Lease, or, if it does, that it will not be successful. If the Lease is recharacterized as a service contract, partnership agreement, or some other type of arrangement rather than a true lease, part or all of the payments that the Company receives from the Operator may not satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would fail to qualify as a REIT.

         Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company has represented that none of its assets are or have been held for sale to customers in the ordinary course of its business and that the sale of an Inn and associated property will not be in the ordinary course of business of the Company. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company has represented that it has since January 1, 1994 complied with and covenanted that it will attempt to continue to comply with the terms of the safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect,
(ii) the Company attaches a schedule of the sources of its gross income to its return, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. (However, no relief provisions are available if the 30% of gross income test is violated.) As discussed above, even if these relief provisions apply, a 100% tax would be imposed which would be equal to the excess of 75% or 95% of the Company's gross income over the Company's qualifying income in the relevant category, whichever is greater, multiplied by the ratio that REIT taxable income bears to gross income for the taxable year (with certain adjustments).

         ASSET TESTS

         At the close of each quarter of the Company's taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets" which means (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares in other REIT's and (iii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, (iv) cash, cash items (including receivables) and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of such issuer's outstanding voting securities. The Company has represented that it has satisfied these asset tests since December 31, 1993, and covenanted that it will use its best efforts to satisfy such tests in the future.

         After meeting the assets tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has represented that it maintains adequate records of the value of its assets to ensure compliance with the asset test and intends to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

         ANNUAL DISTRIBUTION REQUIREMENTS

         The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the "REIT taxable income" of the Company (computed without regard to the dividends paid deduction and any net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Furthermore, as explained above in "--Taxation of the Company," if the Company should fail to distribute its required distribution during each calendar year, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

         The Company has represented that it has since January 1, 1994 made, and hereafter will make, timely distributions sufficient to satisfy all annual distribution requirements. However, it is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. In addition, as explained above, in the event of the foreclosure of an Inn by a mortgage lender, any debt discharge income would be subject to the annual 95% distribution requirement even though the Company would receive no cash as a consequence of a foreclosure. Therefore, the Company could have less Cash Available for Distribution than would be necessary to meet its annual 95% distribution requirement or to avoid federal corporate income tax with respect to capital gain or the 4% nondeductible excise tax imposed on certain undistributed income. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid federal income tax with respect to capital gain or the excise tax, it could be necessary for the Company to borrow funds.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year. If the Company declares a dividend before the date on which its tax return is due for a taxable year (including extensions) and distributes the amount of such dividend to shareholders in the 12-month period following the close of such taxable year, such subsequent year dividend may be deductible by the Company in computing its REIT taxable income for the immediately preceding year. The distribution of such dividend must be made no later than the date of the first regular dividend payment made after the declaration and distribution of such dividend and the Company must elect such treatment in its return.

         Shareholders receiving subsequent year distributions are taxable on such distributions in the year of actual receipt except in the following case. Any distributions declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31, provided that the distribution is actually paid by the Company during January of the following calendar year. However, if the Company actually pays the declared distributions before December 31, the distributions will be treated as both paid by the Company and received by the shareholders on the actual dates paid and received, respectively.

         If, as a result of an audit by the IRS, the REIT taxable income for a prior taxable year is increased, the Company may elect to distribute an additional "deficiency dividend," as defined under Section 860 of the Code, and claim an additional deduction for dividends paid for such taxable year in order to meet the annual distribution requirement. All deficiency dividends must be distributed within 90 days after the final determination of an audit, and the claim for such deficiency dividends must be filed within 120 days of such termination. The Company would also be liable for the payment of interest charges on the amount of the deficiency dividend. However, the payment of such dividends would ensure that the Company's qualification as a REIT would not be jeopardized due to a failure to meet its annual distribution requirement.

         FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction (such deduction is not available to corporate distributees so long as the Company qualifies as a REIT). Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT.

TAXATION OF SHAREHOLDERS

         TAX CONSEQUENCES TO NON TAX-EXEMPT U.S. SHAREHOLDERS

         As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders from current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income in the year they are received and will not be eligible for the dividends received deduction for corporations. Such distributions will be treated as portfolio income and not as income from passive activities. Accordingly, shareholders will not be able to apply any passive losses against such income. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent such distributions do not exceed the adjusted basis of such U.S. shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are held as a capital asset by the U.S. shareholder. Moreover, U.S. shareholders may not include in their income tax returns any net operating losses or capital losses of the Company. Finally, in general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

         INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

         The Company will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See below "--Taxation of Non-U.S. Shareholders."

         TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Distributions by the Company to a U.S. shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" as defined in
Section 512(a) of the Code ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of Section 514(c) of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, if the Company is considered to be a pension-held REIT, then a portion of the dividends paid to qualified trusts (any trust defined under Section 401(a) and exempt from tax under Section 501(a)) that owns more than 10 percent by value in the REIT may be considered UBTI. A pension-held REIT is a REIT that is held by one qualified trust holding no more than 25% by value of the interests in the REIT or by one or more qualified trusts (each of whom owns more than 10% by value) holding in the aggregate more than 50% by value of the interests in the REIT. The Company does not expect to be a pension-held REIT.

         TAXATION OF NON-U.S. SHAREHOLDERS

         The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

         Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent their source is current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from a Non-U.S. Shareholder's investment in the Shares is treated as effectively connected with the Non-U.S.Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless
(i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income within the meaning of Section 871 of the Code. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that such distributions do not exceed the adjusted basis of the Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at a 30% rate. However, amounts thus withheld may be refundable if it is subsequently determined that such distribution was in excess of current and accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the case of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the REIT's stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and therefore the sale of its shares will not be subject to taxation under FIRPTA. The Company anticipates that it will continue to be a

"domestically controlled REIT" and that sales of the Shares by Non-U.S. Shareholders will not be subject to U.S. taxation unless (i) the investment in the Shares is "effectively connected" with the Non-U.S. Shareholder's trade or business in the United States, in which case such Non-U.S. Shareholder would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax), or (ii) in the case of a Non-U.S. Shareholder who is a "nonresident alien individual", such Non-U.S. Shareholder was present in the United States for a period or periods aggregating 183 days or more during the taxable year and certain other conditions apply, in which case such person would be subject to a 30% tax on his capital gains.

OTHER TAX CONSEQUENCES

        The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

                                  LEGAL MATTERS

         The validity of the Offered Securities issued hereunder, as well as legal matters described under "Federal Income Tax Considerations," will be passed upon for the Company by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma, and certain legal matters will be passed upon for any underwriters, dealers or agents by the counsel named in the applicable Prospectus Supplement.

                                     EXPERTS

         The consolidated financial statements and schedules of the Company included in its annual report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses (not including underwriting commissions and fees) in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee and the NASD filing fee, all amounts are estimates.


Securities and Exchange Commission
  registration fee................................................     $30,304

NASD filing fee...................................................    _______*

Accounting fees and expenses......................................    _______*

Counsel fees and expenses.........................................    _______*

Blue sky fees and expenses........................................    _______*

Miscellaneous expenses............................................    _______*

         Total....................................................   $_______*

         ---------------------
         * To be filed by amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation") and the Bylaws of the Company, as amended, generally limit the liability of the Company's directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the State of Georgia. The Articles of Incorporation also provide, generally, for the indemnification of directors and officers, among others, in connection with any proceeding to which they may be made parties by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to him whether or not involving action in his official capacity in which he was adjudged liable on the basis that personal benefit was improperly received by them. Insofar as indemnification for liabilities arising under the Securities act of 1933, as amended (the "Securities Act"), may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

         The Company has purchased and maintains director and officer liability insurance. The Company has also entered into an agreement with each of its officers and directors which provides for indemnification of liabilities arising from their services as an officer or director of the Company.

ITEM 16.  EXHIBITS.

 EXHIBIT NO.  DESCRIPTION
 -----------  -----------
     1.1      Form of Underwriting Agreement (for Common Stock)*
     1.2      Form of Underwriting Agreement (for Common Stock Warrants)*
     1.3      Form of Underwriting Agreement (for Preferred Stock)*
     3.1      Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.1 to the Registration Statement filed on Form S-11, File No. 33-71160
     3.2      Articles of Amendment to the Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.2 to the Registration Statement filed on Form S-11, File
              No. 33-71160
     3.3      Articles of Amendment to the Articles of Incorporation of the
              Registrant setting forth the Designation of Preferences, Rights,
              Privileges and Restrictions of Preferred Stock of the Registrant
              incorporated by reference to Exhibit 2.1 to the Registrant's Form
              10-K/A1 (Amendment No. 1 to the Registrant's Annual Report on Form
              10-K) for the year ended December 31, 1993
     3.4      Articles of Amendment to the Articles of Incorporation of the
              Registrant incorporated by reference to Exhibit 3.3.1 to Form
              10-K/A2 (Amendment No. 2 to the Registrant's Annual Report on Form
              10-K) for the year ended December 31, 1993
     3.5      Articles of Amendment to the Articles of Incorporation of the
              Registrant Amending the Designation of Preferences, Rights,
              Privileges and Restrictions of Preferred Stock of the Registrant
              incorporated by reference to Exhibit 3.6 to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1994
     3.6      Bylaws of the Registrant incorporated by reference to Exhibit 3.2.1 to the Registration
              Statement on Form S-11, File No. 33-71160
     3.7      Amendment to the Bylaws of the Registrant incorporated by reference to Exhibit 3.2.2 to the Registration Statement on Form S-11, File No. 33-71160
     3.8      Amendment No. 2 to Registrant's Bylaws incorporated by reference to Exhibit 3.8 to the Annual Report on Form 10-K for the year ended December 31, 1995
     4.1      Specimen of Common Stock Certificate incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11 (File No. 33-71160)
     4.2      Form of Common Stock Warrant Agreement*
     4.3      Form of Preferred Stock Certificate*
     5.1      Opinion of Conner & Winters, A Professional Corporation, regarding legality of securities being offered
      8       Opinion of Conner & Winters, A Professional Corporation, regarding tax matters
     12       Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock
              Dividends
    23.1      Consent of Ernst & Young LLP
    23.2      Consent of Conner & Winters, A Professional Corporation (contained in its opinions filed as Exhibits 5.1 and 8)
     24       Powers of Attorney (included on signature page)

----------------
* To be filed by amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.



ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 17, 1997.

                                  JAMESON INNS, INC.

                                  By:   /s/ Thomas W. Kitchin
                                        -------------------------------------
                                        Thomas W. Kitchin
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas W. Kitchin and Craig R. Kitchin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to cause the same to be filed, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

NAME                                               TITLE                                   DATE
----                                               -----                                   ----

/s/ Thomas W. Kitchin                              President, Chief Executive              January 17, 1997
--------------------------                         Officer, Chairman of the Board
THOMAS W. KITCHIN                                  of Directors,  (principal
                                                   executive officer)


/s/ Craig R. Kitchin                               Treasurer and Chief Financial           January 17, 1997
--------------------------                         Officer (principal accounting
CRAIG R. KITCHIN                                   officer)


/s/ Robert D. Hisrich                              Director                                January 17, 1997
--------------------------
ROBERT D. HISRICH


/s/ Michael E. Lawrence                            Director                                January 17, 1997
--------------------------
MICHAEL E. LAWRENCE


/s/ Thomas J. Kearns                               Director                                January 17, 1997
--------------------------
THOMAS J. KEARNS

EXHIBIT INDEX

 EXHIBIT NO.                                        DESCRIPTION                                            PAGE NO.
 -----------                                        -----------                                            --------

     1.1      Form of Underwriting Agreement (for Common Stock)*
     1.2      Form of Underwriting Agreement (for Common Stock Warrants)*
     1.3      Form of Underwriting Agreement (for Preferred Stock)*
     3.1      Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.1 to the Registration Statement filed on Form S-11, File No. 33-71160
     3.2      Articles of Amendment to the Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3.1.2 to the Registration Statement filed on Form S-11, File
              No. 33-71160
     3.3      Articles of Amendment to the Articles of Incorporation of the
              Registrant setting forth the Designation of Preferences, Rights,
              Privileges and Restrictions of Preferred Stock of the Registrant
              incorporated by reference to Exhibit 2.1 to the Registrant's Form
              10-K/A1 (Amendment No. 1 to the Registrant's Annual Report on Form
              10-K) for the year ended December 31, 1993
     3.4      Articles of Amendment to the Articles of Incorporation of the
              Registrant incorporated by reference to Exhibit 3.3.1 to Form
              10-K/A2 (Amendment No. 2 to the Registrant's Annual Report on Form
              10-K) for the year ended December 31, 1993
     3.5      Articles of Amendment to the Articles of Incorporation of the
              Registrant Amending the Designation of Preferences, Rights,
              Privileges and Restrictions of Preferred Stock of the Registrant
              incorporated by reference to Exhibit 3.6 to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1994
     3.6      Bylaws of the Registrant incorporated by reference to Exhibit 3.2.1 to the Registration
              Statement on Form S-11, File No. 33-71160
     3.7      Amendment to the Bylaws of the Registrant incorporated by reference to Exhibit 3.2.2 to the Registration Statement on Form S-11, File No. 33-71160
     3.8      Amendment No. 2 to Registrant's Bylaws incorporated by reference to Exhibit 3.8 to the Annual Report on Form 10-K for the year ended December 31, 1995
     4.1      Specimen of Common Stock Certificate incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11 (File No. 33-71160)
     4.2      Form of Common Stock Warrant Agreement*
     4.3      Form of Preferred Stock Certificate*
     5.1      Opinion of Conner & Winters, A Professional Corporation, regarding legality of securities being offered
      8       Opinion of Conner & Winters, A Professional Corporation, regarding tax matters
     12       Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock
              Dividends
    23.1      Consent of Ernst & Young LLP
    23.2      Consent of Conner & Winters, A Professional Corporation (contained in its opinions filed as Exhibits 5.1 and 8)
     24       Powers of Attorney (included on signature page)

-----------------
* To be filed by amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.